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                                                                     Exhibit 5.1

[KIRKLAND & ELLIS LLP AND AFFILIATED PARTNERSHIPS LOGO]


                             200 East Randolph Drive
                             Chicago, Illinois 60601

                                  312 861-2000                   Facsimile:
                                                                312 861-2200
                                www.kirkland.com


                                September 9, 2004


Prestige Brands, Inc.
and the Guarantors set forth on Exhibit A
90 North Irvington, New York  10533
(914) 524-6810

          Re:  REGISTRATION STATEMENT ON FORM S-4 (REGISTRATION NO. 333-117152)

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to Prestige Brands, Inc., a Delaware corporation (the "Issuer"), and the guarantors set forth on Exhibit A hereto (the "Guarantors" and, collectively with the Issuer, the "Registrants"). In this opinion letter, Bonita Bay Holdings, Inc., Prestige Brands, Holdings, Inc. and Prestige Brands International, Inc., which are listed on Exhibit A hereto, are collectively referred to as the "Virginia Registrants." This opinion letter is being delivered in connection with the proposed registration by the Issuer of $210,000,000 in aggregate principal amount of the Issuer's 9 1/4% Senior Subordinated Notes due 2012, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (Registration No. 333-117152) as filed with the Securities and Exchange Commission (the "Commission") on the date hereof, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

     The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as supplemented, the "Indenture"), dated as of April 6, 2004, among the Issuer, the Guarantors and U.S. Bank National Association, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's outstanding 9 1/4% Senior Subordinated Notes due 2012 (the "Senior Notes"), of which $210,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the

 London    Los Angeles      New York      San Francisco        Washington, D.C.

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Guarantees, (ii) the Indenture, (iii) the Registration Statement and (iv) the
Registration Rights Agreement, dated as of April 6, 2004, by and among the Registrants, Citigroup Global Markets Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

     Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and
(iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Senior Notes, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.

     We hereby consent to the filing of this opinion with the commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     Our advice on every legal issue addressed in this letter is based exclusively on the law of the States of California, New York and Delaware or the federal law of the United States. For purposes of our opinion that the Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Kelley Drye & Warren LLP with respect to the Virginia Registrants, that such Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents

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under Virginia law. We are not licensed to practice in Virginia and we have made no investigation of, and do not express or imply an opinion on, the laws of Virginia.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of California, New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                                    Sincerely,

                                                    /s/ Kirkland & Ellis LLP

                                                    Kirkland & Ellis LLP

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                                    EXHIBIT A

Prestige Brands International, LLC
Prestige Household Holdings, Inc.
Prestige Household Brands, Inc.
The Comet Products Corporation
The Spic and Span Company
Prestige Products Holdings, Inc.
Prestige Acquisition Holdings, LLC
Bonita Bay Holdings, Inc.
Prestige Brands Holdings, Inc.
Prestige Brands International, Inc.
Prestige Brands Financial Corporation
Medtech Holdings, Inc.
Medtech Products Inc.
Pecos Pharmaceutical, Inc.
The Cutex Company
Prestige Personal Care Holdings, Inc.
Prestige Personal Care, Inc.
The Denorex Company